Mail Stop 0407

      						August 22, 2005


Via U.S. Mail and Fax (303) 928-2832

Mr. Donald F. Detampel, Jr.
Chief Executive Officer and President
Raindance Communications, Inc.
1157 Century Drive
Louisville, CO  80027

	RE:	Raindance Communications, Inc.
      Form 10-K for the year ended December 31, 2004
		Filed March 15, 2005
		File No. 0-31045

Dear Mr. Detampel:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director
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Mr. Donald F. Detampel, Jr.
Raindance Communications, Inc.
May 10, 2005
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